UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.   )*

Under the Securities Exchange Act of 1934

EP Energy Corporation

(Name of Issuer)

Class A common stock, par value $0.01

(Title of Class of Securities)

268785102

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 28,845,236 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 28,845,236 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 28,845,236 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 11.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Delaware 892) VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,979,018 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,979,018 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,979,018 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF PB VII (LS AIV), L.P.

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 0 shares of Class A common stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 0 shares of Class A common stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 0.0%

24	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

25	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII (AIV), L.P.

26	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

27	SEC Use Only

28	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	29	Sole Voting Power

	30	Shared Voting Power 0 shares of Class A common stock

	31	Sole Dispositive Power

	32	Shared Dispositive Power 0 shares of Class A common stock

33	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

34	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

35	Percent of Class Represented by Amount in Row (9) 0.0%

36	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

37	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AOP VII (EPE Intermediate), L.P.

38	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

39	SEC Use Only

40	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	41	Sole Voting Power

	42	Shared Voting Power 15,348,748 shares of Class A common stock

	43	Sole Dispositive Power

	44	Shared Dispositive Power 15,348,748 shares of Class A common stock

45	Aggregate Amount Beneficially Owned by Each Reporting Person 15,348,748 shares of Class A common stock

46	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

47	Percent of Class Represented by Amount in Row (9) 6.3%

48	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

49	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VII 892/TE (EP AIV I), L.P.

50	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

51	SEC Use Only

52	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	53	Sole Voting Power

	54	Shared Voting Power 0 shares of Class A common stock

	55	Sole Dispositive Power

	56	Shared Dispositive Power 0 shares of Class A common stock

57	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

58	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

59	Percent of Class Represented by Amount in Row (9) 0.0%

60	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

61	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VII 892/TE (EPE AIV II), L.P.

62	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

63	SEC Use Only

64	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	65	Sole Voting Power

	66	Shared Voting Power 0 shares of Class A common stock

	67	Sole Dispositive Power

	68	Shared Dispositive Power 0 shares of Class A common stock

69	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

70	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

71	Percent of Class Represented by Amount in Row (9) 0.0%

72	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

73	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VII 892/TE (EPE AIV III), L.P.

74	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

75	SEC Use Only

76	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	77	Sole Voting Power

	78	Shared Voting Power 0 shares of Class A common stock

	79	Sole Dispositive Power

	80	Shared Dispositive Power 0 shares of Class A common stock

81	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

82	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

83	Percent of Class Represented by Amount in Row (9) 0.0%

84	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

85	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VII 892/TE (EPE AIV IV), L.P.

86	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

87	SEC Use Only

88	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	89	Sole Voting Power

	90	Shared Voting Power 0 shares of Class A common stock

	91	Sole Dispositive Power

	92	Shared Dispositive Power 0 shares of Class A common stock

93	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

94	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

95	Percent of Class Represented by Amount in Row (9) 0.0%

96	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

97	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund (PB) VII, L.P.

98	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

99	SEC Use Only

100	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	101	Sole Voting Power

	102	Shared Voting Power 1,125,106 shares of Class A common stock

	103	Sole Dispositive Power

	104	Shared Dispositive Power 1,125,106 shares of Class A common stock

105	Aggregate Amount Beneficially Owned by Each Reporting Person 1,125,106 shares of Class A common stock

106	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

107	Percent of Class Represented by Amount in Row (9) 0.5%

108	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

109	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ANRP (EPE AIV), L.P.

110	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

111	SEC Use Only

112	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	113	Sole Voting Power

	114	Shared Voting Power 0 shares of Class A common stock

	115	Sole Dispositive Power

	116	Shared Dispositive Power 0 shares of Class A common stock

117	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

118	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

119	Percent of Class Represented by Amount in Row (9) 0.0%

120	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

121	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ANRP (EPE Intermediate), L.P.

122	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

123	SEC Use Only

124	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	125	Sole Voting Power

	126	Shared Voting Power 930,995 shares of Class A common stock

	127	Sole Dispositive Power

	128	Shared Dispositive Power 930,995 shares of Class A common stock

129	Aggregate Amount Beneficially Owned by Each Reporting Person 930,995 shares of Class A common stock

130	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

131	Percent of Class Represented by Amount in Row (9) 0.4%

132	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

133	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ANRP (Corp AIV), L.P.

134	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

135	SEC Use Only

136	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	137	Sole Voting Power

	138	Shared Voting Power 5,324,350 shares of Class A common stock

	139	Sole Dispositive Power

	140	Shared Dispositive Power 5,324,350 shares of Class A common stock

141	Aggregate Amount Beneficially Owned by Each Reporting Person 5,324,350 shares of Class A common stock

142	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

143	Percent of Class Represented by Amount in Row (9) 2.2%

144	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

145	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ANRP 892/TE (EPE AIV), L.P.

146	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

147	SEC Use Only

148	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	149	Sole Voting Power

	150	Shared Voting Power 0 shares of Class A common stock

	151	Sole Dispositive Power

	152	Shared Dispositive Power 0 shares of Class A common stock

153	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A common stock

154	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

155	Percent of Class Represented by Amount in Row (9) 0.0%

156	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

157	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE Domestic Co-Investors, L.P.

158	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

159	SEC Use Only

160	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	161	Sole Voting Power

	162	Shared Voting Power 3,171,457 shares of Class A common stock

	163	Sole Dispositive Power

	164	Shared Dispositive Power 3,171,457 shares of Class A common stock

165	Aggregate Amount Beneficially Owned by Each Reporting Person 3,171,457 shares of Class A common stock

166	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

167	Percent of Class Represented by Amount in Row (9) 1.3%

168	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

169	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE Overseas Co-Investors (FC), L.P.

170	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

171	SEC Use Only

172	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	173	Sole Voting Power

	174	Shared Voting Power 2,376,560 shares of Class A common stock

	175	Sole Dispositive Power

	176	Shared Dispositive Power 2,376,560 shares of Class A common stock

177	Aggregate Amount Beneficially Owned by Each Reporting Person 2,376,560 shares of Class A common stock

178	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

179	Percent of Class Represented by Amount in Row (9) 1.0%

180	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

181	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE 892 Co-Investors I, L.P.

182	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

183	SEC Use Only

184	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	185	Sole Voting Power

	186	Shared Voting Power 19,360,762 shares of Class A common stock

	187	Sole Dispositive Power

	188	Shared Dispositive Power 19,360,762 shares of Class A common stock

189	Aggregate Amount Beneficially Owned by Each Reporting Person 19,360,762 shares of Class A common stock

190	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

191	Percent of Class Represented by Amount in Row (9) 7.9%

192	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

193	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE 892 Co-Investors II, L.P.

194	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

195	SEC Use Only

196	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	197	Sole Voting Power

	198	Shared Voting Power 15,594,575 shares of Class A common stock

	199	Sole Dispositive Power

	200	Shared Dispositive Power 15,594,575 shares of Class A common stock

201	Aggregate Amount Beneficially Owned by Each Reporting Person 15,594,575 shares of Class A common stock

202	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

203	Percent of Class Represented by Amount in Row (9) 6.4%

204	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

205	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE 892 Co-Investors III, L.P.

206	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

207	SEC Use Only

208	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	209	Sole Voting Power

	210	Shared Voting Power 9,539,400 shares of Class A common stock

	211	Sole Dispositive Power

	212	Shared Dispositive Power 9,539,400 shares of Class A common stock

213	Aggregate Amount Beneficially Owned by Each Reporting Person 9,539,400 shares of Class A common stock

214	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

215	Percent of Class Represented by Amount in Row (9) 3.9%

216	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

217	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Commodities Management, L.P. with respect to Series I

218	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

219	SEC Use Only

220	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	221	Sole Voting Power

	222	Shared Voting Power 56,298,099 shares of Class A common stock

	223	Sole Dispositive Power

	224	Shared Dispositive Power 56,298,099 shares of Class A common stock

225	Aggregate Amount Beneficially Owned by Each Reporting Person 56,298,099 shares of Class A common stock

226	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

227	Percent of Class Represented by Amount in Row (9) 23.0%

228	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

229	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Commodities Management GP, LLC

230	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

231	SEC Use Only

232	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	233	Sole Voting Power

	234	Shared Voting Power 56,298,099 shares of Class A common stock

	235	Sole Dispositive Power

	236	Shared Dispositive Power 56,298,099 shares of Class A common stock

237	Aggregate Amount Beneficially Owned by Each Reporting Person 56,298,099 shares of Class A common stock

238	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

239	Percent of Class Represented by Amount in Row (9) 23.0%

240	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

241	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE Acquisition Holdings, LLC

242	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

243	SEC Use Only

244	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	245	Sole Voting Power

	246	Shared Voting Power 50,042,754 Class A common stock

	247	Sole Dispositive Power

	248	Shared Dispositive Power 50,042,754 shares of Class A common stock

249	Aggregate Amount Beneficially Owned by Each Reporting Person 50,042,754 shares of Class A common stock

250	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

251	Percent of Class Represented by Amount in Row (9) 20.4%

252	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

253	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VII, L.P.

254	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

255	SEC Use Only

256	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	257	Sole Voting Power

	258	Shared Voting Power 106,340,862 shares of Class A common stock

	259	Sole Dispositive Power

	260	Shared Dispositive Power 106,340,862 shares of Class A common stock

261	Aggregate Amount Beneficially Owned by Each Reporting Person 106,340,862 shares of Class A common stock

262	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

263	Percent of Class Represented by Amount in Row (9) 43.4%

264	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

265	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Management, LLC

266	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

267	SEC Use Only

268	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	269	Sole Voting Power

	270	Shared Voting Power 106,340,862 shares of Class A common stock

	271	Sole Dispositive Power

	272	Shared Dispositive Power 106,340,862 shares of Class A common stock

273	Aggregate Amount Beneficially Owned by Each Reporting Person 106,340,862 shares of Class A common stock

274	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

275	Percent of Class Represented by Amount in Row (9) 43.4%

276	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

277	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

278	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

279	SEC Use Only

280	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	281	Sole Voting Power

	282	Shared Voting Power 106,340,862 shares of Class A common stock

	283	Sole Dispositive Power

	284	Shared Dispositive Power 106,340,862 shares of Class A common stock

285	Aggregate Amount Beneficially Owned by Each Reporting Person 106,340,862 shares of Class A common stock

286	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

287	Percent of Class Represented by Amount in Row (9) 43.4%

288	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

289	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

290	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

291	SEC Use Only

292	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	293	Sole Voting Power

	294	Shared Voting Power 106,340,862 shares of Class A common stock

	295	Sole Dispositive Power

	296	Shared Dispositive Power 106,340,862 shares of Class A common stock

297	Aggregate Amount Beneficially Owned by Each Reporting Person 106,340,862 shares of Class A common stock

298	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

299	Percent of Class Represented by Amount in Row (9) 43.4%

300	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

301	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

302	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

303	SEC Use Only

304	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	305	Sole Voting Power

	306	Shared Voting Power 112,596,207 shares of Class A common stock

	307	Sole Dispositive Power

	308	Shared Dispositive Power 112,596,207 shares of Class A common stock

309	Aggregate Amount Beneficially Owned by Each Reporting Person 112,596,207 shares of Class A common stock

310	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

311	Percent of Class Represented by Amount in Row (9) 46.0%

312	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

313	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

314	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

315	SEC Use Only

316	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	317	Sole Voting Power

	318	Shared Voting Power 112,596,207 shares of Class A common stock

	319	Sole Dispositive Power

	320	Shared Dispositive Power 112,596,207 shares of Class A common stock

321	Aggregate Amount Beneficially Owned by Each Reporting Person 112,596,207 shares of Class A common stock

322	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

323	Percent of Class Represented by Amount in Row (9) 46.0%

324	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer EP Energy Corporation
	(b)	Address of Issuer’s Principal Executive Offices 1001 Louisiana Street Houston, Texas 77002

Item 2.	(a)

Name of Person Filing
This statement is filed by (collectively, the “Reporting Persons”): (i) Apollo Investment Fund VII, L.P. (“AIF VII”), (ii) Apollo Overseas Partners (Delaware 892) VII, L.P. (“AOP (Delaware 892)”), (iii) AIF PB VII (LS AIV), L.P. (“AIF LS AIV”), (iv) AIF VII (AIV), L.P. (“AIF VII (AIV)”), (v) AOP VII (EPE Intermediate), L.P. (“AOP Intermediate”), (vi) AP VII 892/TE (EPE AIV I), L.P. (“AP EPE I”), (vii) AP VII 892/TE (EPE AIV II), L.P. (“AP EPE II”), (viii) AP VII 892/TE (EPE AIV III), L.P. (“AP EPE III”), (ix) AP VII 892/TE (EPE AIV IV), L.P. (“AP EPE IV”), (x) Apollo Investment Fund (PB) VII, L.P. (“AIF (PB) VII”), (xi) ANRP (EPE AIV), L.P. (“ANRP EPE”), (xii) ANRP (EPE Intermediate), L.P. (“ANRP Intermediate”), (xiii) ANRP (Corp AIV), L.P. (“ANRP (Corp AIV)”), (xiv) ANRP 892/TE (EPE AIV), L.P. (“ANRP 892”), (xv) EPE Domestic Co-Investors, L.P. (“Domestic Co-Investors”), (xvi) EPE Overseas Co-Investors (FC), L.P. (“Overseas Co-Investors”), (xvii) EPE 892 Co-Investors I, L.P. (“Co-Investor I”), (xviii) EPE 892 Co-Investors II, L.P. (“Co-Investor II”), (xix) EPE 892 Co-Investors III, L.P. (“Co-Investors III”), (xx) Apollo Commodities Management, L.P. with respect to Series I, (“Commodities Management”), (xxi) Apollo Commodities Management GP, LLC (“Commodities GP”), (xxii) EPE Acquisition Holdings, LLC (“Acquisition Holdings”), (xxiii) Apollo Management VII, L.P. (“Management VII”), (xxiv) AIF VII Management, LLC (“AIF VII LLC”), (xxv) Apollo Management, L.P. (“Apollo Management”), (xxvi) Apollo Management GP, LLC (“Management GP”), (xxvii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxviii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

In November 2014, AIF LS AIV, AIF VII (AIV), AP EPE I, AP EPE II, AP EPE III, AP EPE IV, ANRP EPE and ANRP 892 participated in a reorganization following which the shares of the Class A common stock of the Issuer previously held by these entities are now held by AIF VII, AOP (Delaware 892), AIF (PB) VII and ANRP (Corp AIV).  As a result of the transfer of shares that occurred in connection with the reorganization, AIF LS AIV, AIF VII (AIV), AP EPE I, AP EPE II, AP EPE III, AP EPE IV, ANRP EPE and ANRP 892 no longer hold any shares of the Issuer’s Class A Common Stock and will no longer be included as Reporting Persons after the filing of this Schedule 13G.

AIF VII, AOP (Delaware 892), AOP Intermediate, AIF (PB) VII, ANRP Intermediate, ANRP (Corp AIV), Domestic Co-Investors, Overseas Co-Investors, Co-Investor I, Co-Investor II and Co-Investor III (collectively, the “Apollo Funds”) each hold shares of the Class A common stock of the Issuer.  Management VII is the manager of AIF VII, AOP (Delaware 892), AOP Intermediate, AIF (PB) VII, AIF LS AIV, AIF VII (AIV), AP EPE I, AP EPE II, AP EPE III and AP EPE IV.  Commodities Management is the manager of ANRP Intermediate, ANRP (Corp AIV), ANRP EPE and ANRP 892.  Commodities GP is the general partner of Commodities Management.  Acquisition Holdings is the general partner of Domestic Co-Investors, Overseas Co-Investors, Co-Investor I, Co-Investor II and Co-Investor III.  Management VII and Commodities Management are the members and managers of Acquisition Holdings.  AIF VII LLC is the general partner of Management VII.  Apollo Management is the sole member and manager of AIF VII LLC, and Management GP is the general partner of Apollo Management.  Management Holdings is the sole member and manager of Management GP and Commodities GP.  Management Holdings GP is the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of AIF VII, AOP (Delaware 892), AOP Intermediate, AIF LS AIV, AIF VII (AIV), AIF (PB) VII, AP EPE I, AP EPE II, AP EPE III, AP EPE IV, ANRP 892, Domestic Co-Investors, Co-Investor I, Co-Investor II and Co-Investor III is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Overseas Co-Investors is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office of ANRP Intermediate, ANRP (Corp AIV), ANRP EPE, Commodities Management, Commodities GP, Acquisition Holdings, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th St., 43rd Floor, New York, New York 10019.

(c)

Citizenship
AIF VII, AOP (Delaware 892), AOP Intermediate, AIF LS AIV, AIF VII (AIV), AP EPE I, AP EPE II, AP EPE III, AP EPE IV, AIF (PB) VII, ANRP Intermediate, ANRP (Corp AIV), ANRP EPE, ANRP 892, Domestic Co-Investors, Co-Investor I, Co-Investor II, Co-Investor III, Management VII, Commodities Management, Apollo Management, and Management Holdings are each Delaware limited partnerships.  Overseas Co-Investors is an exempted limited partnership registered in the Cayman Islands.  Commodities GP, Acquisition Holdings, AIF VII LLC, Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)	Title of Class of Securities Class A common stock, par value $0.01
(e)	CUSIP Number 268785102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:
		AIF VII:	28,845,236 shares of Class A common stock
		AOP (Delaware 892):	10,979,018 shares of Class A common stock
		AIF LS AIV:	0 shares of Class A common stock
		AIF VII:	0 shares of Class A common stock
		AOP Intermediate:	15,348,748 shares of Class A common stock
		AP EPE I:	0 shares of Class A common stock
		AP EPE II:	0 shares of Class A common stock
		AP EPE III:	0 shares of Class A common stock
		AP EPE IV:	0 shares of Class A common stock
		AIF (PB) VII:	1,125,106 shares of Class A common stock
		ANRP EPE:	0 shares of Class A common stock
		ANRP Intermediate:	930,995 shares of Class A common stock
		ANRP (Corp AIV):	5,324,350 shares of Class A common stock
		ANRP 892:	0 shares of Class A common stock
		Domestic Co-Investors:	3,171,457 shares of Class A common stock
		Overseas Co-Investors:	2,376,560 shares of Class A common stock
		Co-Investor I:	19,360,762 shares of Class A common stock
		Co-Investor II:	15,594,575 shares of Class A common stock
		Co-Investor III:	9,539,400 shares of Class A common stock
		Commodities Management:	56,298,099 shares of Class A common stock
		Commodities GP:	56,298,099 shares of Class A common stock
		Acquisition Holdings:	50,042,754 shares of Class A common stock
		Management VII:	106,340,862 shares of Class A common stock
		AIF VII LLC:	106,340,862 shares of Class A common stock
		Apollo Management:	106,340,862 shares of Class A common stock
		Management GP:	106,340,862 shares of Class A common stock
		Management Holdings:	112,596,207 shares of Class A common stock
		Management Holdings GP:	112,596,207 shares of Class A common stock

Each of the Apollo Funds disclaims beneficial ownership of the shares of the Issuer’s Class A common stock held of record by any of the other Apollo Funds, and each of Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris, and Rowan, the managers, as well as executive officers, of Management Holdings GP, disclaim beneficial ownership of all of the shares of Class A common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	AIF VII:	11.8%
	AOP (Delaware 892)	4.5%
	AIF LS AIV:	0.0%
	AIF VII:	0.0%
	AOP Intermediate:	6.3%
	AP EPE I:	0.0%
	AP EPE II:	0.0%
	AP EPE III:	0.0%
	AP EPE IV:	0.0%
	AIF (PB) VII:	0.5%
	ANRP EPE:	0.0%
	ANRP Intermediate:	0.4%
	ANRP (Corp AIV):	2.2%
	ANRP 892:	0.0%
	Domestic Co-Investors:	1.3%
	Overseas Co-Investors:	1.0%
	Co-Investor I:	7.9%
	Co-Investor II:	6.4%
	Co-Investor III:	3.9%
	Commodities Management:	23.0%
	Commodities GP:	23.0%
	Acquisition Holdings:	20.4%
	Management VII:	43.4%
	AIF VII LLC:	43.4%
	Apollo Management:	43.4%
	Management GP:	43.4%
	Management Holdings:	46.0%
	Management Holdings GP:	46.0%

The percentage of Class A common stock beneficially owned by each Reporting Person is based on 244,800,513 shares of Class A common stock outstanding as of October 30, 2014 according to the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 5, 2014.

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.

	(ii)	Shared power to vote or to direct the vote:
		AIF VII:	28,845,236 shares of Class A common stock
		AOP (Delaware 892):	10,979,018 shares of Class A common stock
		AIF LS AIV:	0 shares of Class A common stock
		AIF VII:	0 shares of Class A common stock
		AOP Intermediate:	15,348,748 shares of Class A common stock
		AP EPE I:	0 shares of Class A common stock
		AP EPE II:	0 shares of Class A common stock
		AP EPE III:	0 shares of Class A common stock
		AP EPE IV:	0 shares of Class A common stock
		AIF (PB) VII:	1,125,106 shares of Class A common stock
		ANRP EPE:	0 shares of Class A common stock
		ANRP Intermediate:	930,995 shares of Class A common stock
		ANRP (Corp AIV):	5,324,350 shares of Class A common stock
		ANRP 892:	0 shares of Class A common stock
		Domestic Co-Investors:	3,171,457 shares of Class A common stock
		Overseas Co-Investors:	2,376,560 shares of Class A common stock
		Co-Investor I:	19,360,762 shares of Class A common stock
		Co-Investor II:	15,594,575 shares of Class A common stock
		Co-Investor III:	9,539,400 shares of Class A common stock
		Commodities Management:	56,298,099 shares of Class A common stock
		Commodities GP:	56,298,099 shares of Class A common stock
		Acquisition Holdings:	50,042,754 shares of Class A common stock
		Management VII:	106,340,862 shares of Class A common stock
		AIF VII LLC:	106,340,862 shares of Class A common stock
		Apollo Management:	106,340,862 shares of Class A common stock
		Management GP:	106,340,862 shares of Class A common stock
		Management Holdings:	112,596,207 shares of Class A common stock
		Management Holdings GP:	112,596,207 shares of Class A common stock

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.

(iv)	Shared power to dispose or to direct the disposition of:
	AIF VII:	28,845,236 shares of Class A common stock
	AOP (Delaware 892):	10,979,018 shares of Class A common stock
	AIF LS AIV:	0 shares of Class A common stock
	AIF VII:	0 shares of Class A common stock
	AOP Intermediate:	15,348,748 shares of Class A common stock
	AP EPE I:	0 shares of Class A common stock
	AP EPE II:	0 shares of Class A common stock
	AP EPE III:	0 shares of Class A common stock
	AP EPE IV:	0 shares of Class A common stock
	AIF (PB) VII:	1,125,106 shares of Class A common stock
	ANRP EPE:	0 shares of Class A common stock
	ANRP Intermediate:	930,995 shares of Class A common stock
	ANRP (Corp AIV):	5,324,350 shares of Class A common stock
	ANRP 892:	0 shares of Class A common stock
	Domestic Co-Investors:	3,171,457 shares of Class A common stock
	Overseas Co-Investors:	2,376,560 shares of Class A common stock
	Co-Investor I:	19,360,762 shares of Class A common stock
	Co-Investor II:	15,594,575 shares of Class A common stock
	Co-Investor III:	9,539,400 shares of Class A common stock
	Commodities Management:	56,298,099 shares of Class A common stock
	Commodities GP:	56,298,099 shares of Class A common stock
	Acquisition Holdings:	50,042,754 shares of Class A common stock
	Management VII:	106,340,862 shares of Class A common stock
	AIF VII LLC:	106,340,862 shares of Class A common stock
	Apollo Management:	106,340,862 shares of Class A common stock
	Management GP:	106,340,862 shares of Class A common stock
	Management Holdings:	112,596,207 shares of Class A common stock
	Management Holdings GP:	112,596,207 shares of Class A common stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2015

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AIF PB VII (LS AIV), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AIF VII (AIV), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AOP VII (EPE INTERMEDIATE), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AP VII 892/TE (EPE AIV I), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AP VII 892/TE (EPE AIV II), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AP VII 892/TE (EPE AIV III), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AP VII 892/TE (EPE AIV IV), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO INVESTMENT FUND (PB) VII, L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

ANRP (EPE INTERMEDIATE), L.P.

By:	Apollo Commodities Management, L.P.
(with respect to Series I)
its manager

	By:	Apollo Commodities Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

ANRP (CORP AIV), L.P.

By:	Apollo Commodities Management, L.P.
(with respect to Series I)
its manager

	By:	Apollo Commodities Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

ANRP (EPE AIV), L.P.

By:	Apollo Commodities Management, L.P.
(with respect to Series I)
its manager

	By:	Apollo Commodities Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

ANRP 892/TE (EPE AIV), L.P.

By:	Apollo Commodities Management, L.P.
(with respect to Series I)
its manager

	By:	Apollo Commodities Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

EPE DOMESTIC CO-INVESTORS, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE OVERSEAS CO-INVESTORS (FC), L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE 892 CO-INVESTORS I, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE 892 CO-INVESTORS II, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE 892 CO-INVESTORS III, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.
(with respect to Series I)

By:	Apollo Commodities Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO COMMODITIES MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

EPE ACQUISITION HOLDINGS, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President